EXHIBIT 15
                         ACKNOWLEDGMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
                  REGARDING INDEPENDENT AUDITORS' REVIEW REPORT



The Board of Directors
LaserSight Incorporated:

With respect to the registration statements on Form S-8 (nos. 33-96390, 33-52170, 333-16817, 333-16823, 333-62587, 333-62591, 333-84073, 333-84075, and
333-42662) and on Form S-3 (nos. 333-2198, 333-25237, 333-36655, 333-36837,
333-59369, 333-68495, 333-77825, 333-35822, and 333-46470) of LaserSight
Incorporated, we acknowledge our awareness of the use therein of our report dated April 27, 2001 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



St. Louis, Missouri
May 14, 2001